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                                   AMENDMENT

      AMENDMENT, effective as of January 1, 1994, to EMPLOYMENT AGREEMENT by and between MUELLER INDUSTRIES, INC., a Delaware corporation having its principal address at 2959 North Rock Road, Wichita, Kansas 67226 (the "Employer"), and HARVEY KARP, an individual residing at West End Road (P.O. Box 30), East Hampton, New York 11937 (the "Executive").

                                   WITNESSETH:

      WHEREAS, the parties desire to amend the Employment Agreement, effective as of October 1, 1991, between Employer and Executive ( the "Employment Agreement"; the Employment Agreement, as amended by this Amendment, being hereinafter called the "Agreement").

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto covenant and agree as follows:

      1. Section 3 a (i) of the Agreement shall be revised to increase Employee's base salary to $550,000 per annum.

      2. Section 3 a (iii) of the Agreement shall be revised to read as follows: "a discretionary cash incentive bonus (the "Bonus") for the period ending on December 25, 1993, based on a percentage of base salary at least equal to the percentage bonus that will be payable to senior management (level 10 and up) under the Employer's existing 1993 bonus program, and for each subsequent calendar year or part thereof during which the Executive is employed, the amount of such Bonus to be consistent with the executive bonus program which Employer establishes for other key employees."

      3. Section 4 e (i) and (ii) of the Agreement shall be revised to provide that Bonus for calendar years do not need to be paid by Employer on December 31 of the calendar year in which the Bonus is earned, but may, at Employer's option, be paid to Executive within ninety days of said date.

      4. Executive existing option agreements shall be automatically amended to provide that Executive may exercise his options from time to time by paying
(i) cash or, at Executive's option, executing a promissory note in favor of the Employer, in the form attached hereto as Exhibit A, and containing the following terms: (i) the note would be secured by the stock, which could not otherwise be sold, assigned, pledged, encumbered, transferred or otherwise hypothecated by Executive as long as the note was outstanding, provided, however, that Executive would be free to sell any or all such shares so long as the Executive paid down the note in an amount equal to the option price times the number of shares sold; (ii) the note would be due in three years from the date of exercise of the option; (iii) interest would be payable quarterly; (iv) the interest rate would be fixed at the higher of (x) the three year treasury rate in effect when the options were exercised, and (y) the rate at which Employer is itself then able to borrow funds having a three year term; and (v) the note would be prepayable, at any time, in whole or in part without penalty.



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      5.  Employer agrees that, at Employer's cost, it will file a
Registration Statement on Form S-8 (or its equivalent) relating to Executive's existing options. Executive agrees to provide Employer with reasonable notice of Executive's desire to have such a Registration Statement prepared and filed with the Securities and Exchange Commission..

      6. Executive shall receive six months severance pay, if Employer elects not to continue Executive's employment under the Agreement as provided in
Section 1 of the Agreement.

      7. Except as expressly amended by this Amendment, the remaining terms and provisions of the Employment Agreement shall remain unchanged and continue in full force and effect.

      8. This Amendment may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date first above written.

MUELLER INDUSTRIES, INC.


By: /s/ William D. O'Hagan                      /s/ Harvey L. Karp
      Name:   William D. O'Hagan                    Harvey Karp
      Title:  President                             Date: 11/9/93
      Date:   11/8/93






























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EXHIBIT A

                         [Form of Promissory Note(s)]

                                PROMISSORY NOTE


$____[1]________                                ____[2]_____, 199_

      Harvey L. Karp, an individual living at ___________[3]_______________ ("Borrower"), hereby promises to pay to Mueller Industries, Inc., a Delaware corporation ("Mueller") the principal sum of ______________[1]_______________________ ($___[1]______), on
________[4]_______ and to pay interest (computed on the basis of a 360-day year) on the unpaid principal balance thereof from the date of this Note at the rate of ___________[5]_____ percent (___[5]%) per annum, quarterly on the last day of each March, June, September and December in each year, until the principal amount hereof shall be come due and payable.

	Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the address designated by Mueller.

	This Note shall be secured by common stock of Mueller Industries, Inc., which stock is being acquired by Borrower through issuance of this Note in favor of Mueller. Borrower shall deliver such stock to Mueller at the time this Note is executed. Borrower agrees that he will not otherwise sell, assign, pledge, encumber, transfer or otherwise hypothecate said stock so long as this Note is outstanding, provided, however, that Borrower is free to sell any or all such shares so long as the Borrower pays down this Note in an amount equal to the option price times the number of shares sold. Borrower and Mueller agree to cooperate, in the event of a partial sale, in order to facilitate such a sale, while preserving Mueller's security interest in the remaining shares.

      This Note may be prepaid, at any time, in whole or in part, without penalty.

THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL NEW YORK LAW.

                                         -------------------
                                         Harvey L. Karp


(1) Principal amount of Note is equal to the purchase price for shares acquired by Borrower through exercise of options issued by Mueller to Borrower in 1991 and 1992 which are to be paid for through issuance of the Note.

(2) Date shall be date Borrower exercises options issued by Mueller to Borrower during 1991 and/or 1992 which are to be paid for through issuance of the Note.

(3) Borrower's then current residential address shall be inserted.



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(4) The due date shall be the third anniversary of the date inserted in (2).

(5) The interest rate shall be the higher of (i) the three year treasury rate in effect when said options are exercised, and (ii) the rate at which Mueller is itself then able to borrow funds having a three year term.